EXHIBIT 10.12

TERMINATION AND RELEASE AGREEMENT

This TERMINATION AND RELEASE AGREEMENT (“Termination Agreement”), is made and entered into this 11th day of April, 2002, by and among USANA Health Sciences, Inc., a Utah corporation (“USANA”), USANA Acquisition Corp., a Utah corporation (“Acquisition Sub”), and Gull Holdings, Ltd., an Isle of Man corporation and the sole shareholder of Acquisition Sub (“Gull”).  USANA, Acquisition Sub, and Gull are sometimes collectively referred to herein as the “Parties.”  Defined terms not otherwise defined in this Termination Agreement shall have the meaning set forth in the Asset Purchase Agreement (as defined below).

RECITALS

WHEREAS, on March 21, 2002, USANA, Acquisition Sub, and Gull entered into that certain Asset Purchase Agreement whereby Acquisition Sub would acquire substantially all of the operating assets of USANA and assume substantially all of the liabilities and contractual obligations of USANA (the “Asset Purchase Agreement”);

WHEREAS, the Parties believe that the Asset Purchase Agreement is no longer in the bests interests of their respective shareholders; and

WHEREAS, pursuant to Section 7.1 of the Asset Purchase Agreement, the Asset Purchase Agreement may be terminated at any time prior to Closing by mutual written consent of the Parties.

NOW, THEREFORE, in consideration of the covenants and agreements herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:

1.             Termination of Asset Purchase Agreement.  Effective immediately, the Parties hereby abandon the transactions contemplated by the Asset Purchase Agreement and mutually terminate the Asset Purchase Agreement pursuant to Section 7.1 thereof.  Except for Sections 5.15, 5.16.1, 5.16.2, and 5.16.4 of the Asset Purchase Agreement, none of the provisions of the Asset Purchase Agreement shall survive termination of the Asset Purchase Agreement hereunder.

2.             Publicity.  The Parties shall not make any public statement regarding this Termination Agreement until 4:00 p.m. Eastern Daylight Time on April 11, 2002.  At that time, USANA shall issue a press release in the form, and containing the contents, of Exhibit A to this Termination Agreement.

3.             Fees and Expenses.  Within thirty (30) days of the date of this Agreement, to the extent not previously paid by USANA, USANA shall reimburse Acquisition Sub and Gull for their costs and expenses heretofore or hereafter incurred in connection with or relating to this

Termination Agreement, the Asset Purchase Agreement, and the transactions contemplated hereby and thereby.

4.             Release of Claims.  Effective immediately, each of Gull, Acquisition Sub, USANA, and each of their respective predecessors, successors, subsidiaries and assigns (and any of the present and former officers, directors and employees of each of the foregoing) (each, a “Releasing Party”), in their capacity as such, hereby covenants not to sue and forever releases and discharges Gull, Acquisition Sub, and USANA, respectively (and each of their respective present and former directors, officers, representatives, advisors (including but not limited to financial advisors), attorneys, accountants, employees, agents, parents, subsidiaries, affiliated persons and entities, predecessors, successors and assigns and heirs, executors and administrators and all persons acting in concert with any such party) (each, a “Released Party”) from all manner of claims, actions, causes of action or suits, at law or in equity, known or unknown, which each now has or hereafter can, shall or may have by reason of any matter, cause or thing whatsoever relating to or arising out of the Asset Purchase Agreement or the agreements or instruments ancillary thereto or the transactions contemplated thereby, or any action or failure to act under the Asset Purchase Agreement or in connection therewith, or in connection with the events leading to the abandonment of the transactions contemplated by the Asset Purchase Agreement and the mutual termination of the Asset Purchase Agreement, excepting only any claim, action, cause of action or suit arising (i) out of an undertaking or promise contained in this Termination Agreement, (ii) by virtue of obligations specifically surviving under the Asset Purchase Agreement, or (iii) with respect to any statements made or actions taken after the date of this Termination Agreement.

5.             Representations and Warranties.

                (a)           Gull and Acquisition Sub represent to USANA that Gull and Acquisition Sub have all requisite corporate power and authority to enter into this Termination Agreement and to take the actions contemplated hereby.  The execution and delivery of this Termination Agreement and the actions contemplated hereby have been duly authorized by all necessary corporate action on the part of Gull and Acquisition Sub. This Termination Agreement has been duly executed and delivered by Gull and Acquisition Sub and constitutes a valid and binding agreement of Gull and Acquisition Sub, enforceable against them in accordance with its terms.

                (b)           USANA represents to Gull and Acquisition Sub that USANA has all requisite corporate power and authority to enter into this Termination Agreement and to take the actions contemplated hereby.  The execution and delivery of this Termination Agreement and the actions contemplated hereby have been duly authorized by all necessary corporate action on the part of USANA, including approval of the USANA Special Committee of the Board of Directors.  This Termination Agreement has been duly executed and delivered by USANA and constitutes a valid and binding agreement of USANA, enforceable against it in accordance with its terms.

6.             Miscellaneous.

                                (a)           Entire Agreement; Assignment.

(i)            This Termination Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the parties hereto in respect of the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties in respect of the subject matter hereof.

(ii)           Neither this Termination Agreement nor any of the rights, interests or obligations hereunder shall be assigned or transferred, except by operation of law (including by merger or consolidation), without the prior written consent of the other parties.  Any assignment in violation of the preceding sentence shall be null and void.

                (b)           Notices.  Any notice or other communications pursuant to this Termination Agreement will be in writing and will be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the Parties at the following addresses (or at such other address for a Party as will be specified by like notice):

                                (i)            If to USANA:

                                USANA Health Sciences, Inc.

                                c/o Durham Jones & Pinegar

                                111 East Broadway #900

                                Salt Lake City, Utah 84111

                                Attention:  Kevin Pinegar

                                Telecopier:  (801) 415-3500

                                (ii)           If to Acquisition Sub:

                                USANA Acquisition Corp.

                                c/o Snell & Wilmer LLP

                                Gateway Tower West

                                15 West South Temple, Suite 1200

                                Salt Lake City, UT  84101

                                Attention:  Chris Anderson

                                Telecopier:  (801) 257-1800

                                (iii)          If to Gull:

                                Gull Holdings, Ltd.

                                4 Finch Road

                                Douglas, Isle of Man

                                Attention:  Stephen Eppleston

                                Telecopier:  011 441 624 663 534

All such notices and other communications will be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of a telecopy, when the Party receiving such copy will have confirmed receipt of the communication, (c) in the case of delivery by nationally-recognized courier, on the business day following dispatch by overnight courier service (on the third business day following dispatch in the case of international deliveries), and (d) in the case of mailing, on the third business day following such mailing.

                                (c)           Governing Law.  This Termination Agreement shall be governed by and construed in accordance with the laws of the State of Utah, without giving effect to the choice of law principles thereof.

                                (d)           Descriptive Headings.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Termination Agreement.

                                (e)           Parties in Interest.  This Termination Agreement shall be binding upon and inure solely to the benefit of the Parties and their successors and permitted assigns, and nothing in this Termination Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever.

                                (f)            Severability.  The provisions of this Termination Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Termination Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (ii) the remainder of this Termination Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

                                (g)           Counterparts.  This Termination Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.  The Parties agree that delivery of executed signature pages by facsimile shall be sufficient to render this Termination Agreement effective.

                                (h)           Joint Drafting.  The parties have participated jointly in the negotiation and drafting of this Termination Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Termination Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Termination Agreement.

                (i)            Amendment and Modification.  This Termination Agreement may be amended, modified, and supplemented only by a written document executed by the Parties which specifically states that it is an amendment, modification or supplement to this Termination Agreement.

IN WITNESS WHEREOF, each of the parties has caused this Termination Agreement to be duly executed on its behalf as of the date first above written.

USANA HEALTH SCIENCES, INC.,
a Utah corporation

By:	/s/ John B. McCandless
John B. McCandless, Sr. VP and COO

USANA ACQUISITION CORP.,
a Utah corporation

By:	/s/ David Wentz
David Wentz, CEO

GULL HOLDINGS, LTD.,
an Isle of Man corporation

/s/ Stephen M. Eppleston
By:
Its: